July 2010 Filed pursuant to Rule 433 dated July 12, 2010 relating to Preliminary Pricing Supplement No. 450 dated July 12, 2010 to Registration Statement No. 333-156423
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities
Callable Notes with Contingent Coupon Based on the Performance of the S&P 500® Index due July 21, 2018
Unlike ordinary debt securities, the notes only provide for the regular payment of interest for the first year following their issuance.  After the first year and until maturity, the notes will pay a contingent semi-annual coupon but only if the index closing value of the S&P 500® Index is above 67% of the initial index value on the related observation date.  If the index closing value is less than or equal to the barrier level, we will pay no interest for the related interest period.  In addition, we will have the right to redeem the notes on any annual redemption date, beginning on July 21, 2011.  The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Underlying index:	S&P 500® Index
Aggregate principal amount:	$
Stated principal amount:	$10 per note
Issue price:	$10 per note (see “Commissions and Issue Price” below)
Pricing date:	July , 2010
Original issue date:	July , 2010 (4 business days after the pricing date)
Maturity date:	July 21, 2018
Interest rate:
Year 1: 6.00% per annum
Years 2 through 8:   The following contingent coupon is paid semi-annually only if the closing value of the underlying index is above the barrier level on the related observation date:
Year 2:         6.00% per annum
Years 3-4:    7.00% per annum
Years 5-6:    7.50% per annum
Years 7-8:    8.00% per annum
If on any observation date, the closing value of the underlying index is less than or equal to the barrier level, we will pay no coupon for the applicable interest period.

Barrier level:	67% of the initial index value
Initial index value:	The closing value of the underlying index on the pricing date
Coupon payment dates:	Each January 21 and July 21, beginning on January 21, 2011
Observation dates:	Each January 16 and July 16, beginning on January 16, 2012, subject to adjustment for non-index business days and certain market disruption events
Redemption:
Beginning on July 21, 2011, we will have the right to redeem all of the notes on any annual redemption date and pay to you 100% of the stated principal amount per note plus accrued and unpaid interest, if any.  If we decide to redeem the notes, we will give you notice at least 10 calendar days before the redemption date specified in the notice.

Payment at maturity:	At maturity, if the notes have not previously been redeemed, you will receive an amount equal to the stated principal amount for each note you hold and accrued and unpaid interest, if any.
CUSIP:	61759G570
ISIN:	US61759G5707
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per note	$10	$0.225	$9.775
Total	$	$	$
(1)
The notes will be issued at $10 per note and the agent’s commissions will be $0.225 per note; provided that the price to public for the purchase by any single investor of $10,000,000 or more principal amount of notes will be $9.775 per note and there will be no agent's commissions for such sales.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.225 for each note they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 450 dated July 12, 2010
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1208006

Callable Notes with Contingent Coupon Based on the Performance of the S&P 500® Index due July 21, 2018

Investment Overview

Callable Notes with Contingent Coupon Based on the Performance of the S&P 500® Index due July 21, 2018 (the “notes”) only provide for the regular payment of interest for the first year following their issuance.  After the first year and until maturity, the notes will pay a contingent semi-annual coupon but only if the index closing value of the S&P 500® Index is above 67% of the initial index value, which we refer to as the barrier level, on the related observation date.  If the index closing value is less than or equal to the barrier level, we will pay no interest for the related interest period.  In addition, beginning on July 21, 2011, we will have the right to redeem all of the notes on any annual redemption date and pay to you 100% of the stated principal amount and accrued and unpaid interest, if any.  At maturity, if the notes have not previously been redeemed, you will receive an amount equal to the stated principal amount for each note you hold and accrued and unpaid interest, if any.

Maturity:	8 years
Interest rate:
Year 1: 6.00% per annum
Years 2 through 8:   The following contingent coupon is paid semi-annually only if the closing value of the underlying index is above the barrier level on the related observation date:
Year 2:         6.00% per annum
Years 3-4:    7.00% per annum
Years 5-6:    7.50% per annum
Years 7-8:    8.00% per annum
If on any observation date, the closing value of the underlying index is less than or equal to the barrier level, we will pay no coupon for the applicable interest period.

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on July 9, 2010:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	1,077.96
52 Weeks Ago:	882.68
52 Week High (on 4/23/2010):	1,217.28
52 Week Low (on 7/10/2009):	879.13

Underlying Index Historical Performance Daily Closing Values January 1, 2005 to July 9, 2010

July 2010	Page 2

Callable Notes with Contingent Coupon Based on the Performance of the S&P 500® Index due July 21, 2018

Key Investment Rationale

The notes only provide for the regular payment of interest during the one-year period following the original issue date.  After the first year and until maturity, the notes will pay a contingent semi-annual coupon but only if the index closing value of the S&P 500® Index is above the barrier level on the related observation date.  The notes have been designed for investors who are willing to forgo market floating interest rates and accept the risk of no interest payments after the first year in exchange for an opportunity to earn above-market interest rates if the S&P 500® Index closes above the barrier level on each semi-annual observation date.

Scenario 1 (Best Case Scenario)
The notes are not redeemed prior to maturity and the underlying index closes above the barrier level on every semi-annual observation date.  Investors receive the contingent coupon applicable to each interest period in addition to the guaranteed 6.00% per annum interest during the first year of the issuance of the notes.  This scenario would result in a 7.125% average annualized return over the 8-year term of the notes.

Scenario 2
The underlying index fluctuates widely over the term of the notes and investors receive a contingent coupon on one of the semi-annual interest payment dates each year in addition to the guaranteed 6.00% per annum interest during the first year of the issuance of the notes.  This scenario would result in a 3.9375% average annualized return over the 8-year term of the notes.

Scenario 3 (Worst Case Scenario)
The underlying index closes at or below the barrier level on every semi-annual observation date and investors do not receive any contingent coupon from years 2 through 8.  The notes are not redeemed prior to maturity, leaving investors unable to reinvest the principal amount until the maturity date.  The receipt of a 6.00% per annum interest solely in the first year would result in a 0.75% average annualized return over the 8-year term of the notes.

Summary of Selected Key Risks (see page 10)

▪	The notes provide for regular interest payments only during the first year following their issuance.

▪	The contingent coupon is based only on the value of the underlying index on the related semi-annual observation date at the end of the related interest period.

▪	The notes are subject to our redemption right.

▪	The market price of the notes may be influenced by many unpredictable factors, including the value and volatility of the underlying index and the level of market interest rates.

▪	The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.

▪	The notes will not be listed on any securities exchange and secondary trading may be limited.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.

▪	Adjustments to the underlying index by the index publisher could adversely affect the value of the notes.

July 2010	Page 3

Callable Notes with Contingent Coupon Based on the Performance of the S&P 500® Index due July 21, 2018

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley and have the terms described in the accompanying preliminary pricing supplement, the prospectus supplement and the prospectus.  The notes only provide for the regular payment of interest for the first year following their issuance.  After the first year and until maturity, the notes will pay a contingent semi-annual coupon but only if the index closing value of the S&P 500® Index is above the barrier level on the related observation date.  If the index closing value is less than or equal to the barrier level, we will pay no interest for the related interest period.  In addition, beginning on July 21, 2011, we will have the right to redeem all of the notes on any annual redemption date and pay to you 100% of the stated principal amount and accrued and unpaid interest, if any.  At maturity, if the notes have not previously been redeemed, you will receive an amount equal to the stated principal amount for each note you hold and accrued and unpaid interest, if any.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
July , 2010	July , 2010 (4 business days after the pricing date)	July 21, 2018, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Underlying index:	S&P 500® Index
Underlying index publisher:	Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.
Aggregate principal amount:	$
Issue price:	$10 per note (see “Syndicate Information” on page 7)
Stated principal amount:	$10 per note
Denominations:	$10 per note and integral multiples thereof
Interest rate:
Year 1 (from and including the original issue date to but excluding July 22, 2011):
6.00% per annum (computed on the basis of a year of 360 days and twelve 30-day months)
Years 2 through 8:   The following contingent coupon is paid semi-annually only if the closing value of the underlying index is above the barrier level on the related observation date (computed on the basis of a year of 360 days and twelve 30-day months):
Year 2 (from and including July 22, 2011 to but excluding July 22, 2012):              6.00% per annum
Years 3-4 (from and including July 22, 2012 to but excluding July 22, 2014):         7.00% per annum
Years 5-6 (from and including July 22, 2014 to but excluding July 22, 2016):         7.50% per annum
Years 7-8 (from and including July 22, 2016 to but excluding the maturity date):    8.00% per annum
If on any observation date, the closing value of the underlying index is less than or equal to the barrier level, we will pay no coupon for the applicable interest period.

Barrier level:	67% of the initial index value
Initial index value:	The closing value of the underlying index on the pricing date
Coupon payment dates:	Each January 21 and July 21, beginning on January 21, 2011
Observation dates:	Each January 16 and July 16, beginning on January 16, 2012, subject to adjustment for non-index business days and certain market disruption events
Interest period:	Semi-annual
Redemption:
Beginning on July 21, 2011, we will have the right to redeem all of the notes on any annual redemption date and pay to you 100% of the stated principal amount per note plus accrued and unpaid interest, if any.  If we decide to redeem the notes, we will give you notice at least 10 calendar days before the redemption date specified in the notice.

Payment at maturity:	Unless the notes have been previously redeemed, you will receive the stated principal amount plus accrued and unpaid interest, if any, at maturity.
Postponement of interest payment dates (including the maturity date):
if any observation date is postponed due to a non-index business day or certain market disruption events so that it falls less than two business days prior to the relevant scheduled interest payment date (including the maturity date), the interest payment date (or the maturity date ) will be the second business day following that observation date as postponed, and no adjustment will be made to any interest payment made on that postponed date.

Risk factors:	Please see “Risk Factors” beginning on page 10.

July 2010	Page 4

Callable Notes with Contingent Coupon Based on the Performance of the S&P 500® Index due July 21, 2018

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	61759G570
ISIN:	US61759G5707
Minimum ticketing size:	100 notes
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any contingent payments on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on July 12, 2010, the comparable yield for the notes would be a rate of 5.4274% per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.  The comparable yield and the projected payment schedule for the notes will be provided in the final pricing supplement.  You should read the discussion under “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes ” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of original issue discount and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in the stocks constituting the underlying index, in futures and/or options contracts on the underlying index or its component stocks listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could increase the initial index value and, therefore, the barrier level and the value at which the underlying index must close on each observation date before you would receive an interest payment on the notes for the related interest period.  For further information on our use of proceeds and hedging, see “Description of Notes––Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the

July 2010	Page 5

Callable Notes with Contingent Coupon Based on the Performance of the S&P 500® Index due July 21, 2018

Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the notes through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers,

July 2010	Page 6

Callable Notes with Contingent Coupon Based on the Performance of the S&P 500® Index due July 21, 2018

including MSSB, and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $0.225 for each note they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
$9.775	$0	≥$10MM

The agent may reclaim selling concessions allowed to dealers in connection with the offering if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

July 2010	Page 7

Callable Notes with Contingent Coupon Based on the Performance of the S&P 500® Index due July 21, 2018

Hypothetical Payouts on the Notes

The following examples illustrate possible payouts on the notes assuming a range of hypothetical index closing values of the S&P 500 Index on each semi-annual observation date.

These examples are based on the following terms:

¡	Stated principal amount (per note): $10

¡	Hypothetical initial index value: 1,000

¡	Hypothetical barrier level: 670 (67% of the initial index value)

¡	Interest rate

Year 1:	6.00% per annum
Year 2:	6.00% per annum only if the closing value of the underlying index is above the barrier level on the applicable observation date
Years 3 and 4:	7.00% per annum only if the closing value of the underlying index is above the barrier level on the applicable observation date
Years 5 and 6:	7.50% per annum only if the closing value of the underlying index is above the barrier level on the applicable observation date
Years 7 and 8:	8.00% per annum only if the closing value of the underlying index is above the barrier level on the applicable observation date

Because the underlying index may be subject to significant fluctuation over the term of the notes, it is not possible to present a chart or table illustrating the complete range of possible payouts on the notes.  The three examples below are provided for illustrative purposes only.  Actual results will vary.  In the following examples, we have assumed that the notes are not redeemed and remain outstanding until maturity.

		Example 1 (Worst case scenario)		Example 2		Example 3 (Best case scenario)
		Index Closing Value on the applicable Observation Date	Coupon Payment	Index Closing Value on the applicable Observation Date	Coupon Payment	Index Closing Value on the applicable Observation Date	Coupon Payment
Year 1	Interest Payment Date #1	N/A*	$0.30	N/A*	$0.30	N/A*	$0.30
	Interest Payment Date #2	N/A*	$0.30	N/A*	$0.30	N/A*	$0.30
Year 2	Interest Payment Date #3	670	$0.00	670	$0.00	1,050	$0.30
	Interest Payment Date #4	660	$0.00	1,000	$0.30	1,000	$0.30
Year 3	Interest Payment Date #5	650	$0.00	900	$0.35	900	$0.35
	Interest Payment Date #6	600	$0.00	600	$0.00	800	$0.35

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Callable Notes with Contingent Coupon Based on the Performance of the S&P 500® Index due July 21, 2018

Year 4	Interest Payment Date #7	660	$0.00	750	$0.35	750	$0.35
	Interest Payment Date #8	650	$0.00	650	$0.00	800	$0.35
Year 5	Interest Payment Date #9	670	$0.00	900	$0.375	900	$0.375
	Interest Payment Date #10	665	$0.00	665	$0.00	1,000	$0.375
Year 6	Interest Payment Date #11	650	$0.00	1,150	$0.375	1,150	$0.375
	Interest Payment Date #12	640	$0.00	640	$0.00	1,100	$0.375
Year 7	Interest Payment Date #13	660	$0.00	1,200	$0.40	1,200	$0.40
	Interest Payment Date #14	650	$0.00	650	$0.00	1,150	$0.40
Year 8	Interest Payment Date #15	645	$0.00	1,200	$0.40	1,200	$0.40
	Interest Payment Date #16	665	$0.00	665	$0.00	1,300	$0.40
Total coupon payments received over the term of the notes		$0.60 (0.75% average annualized return)		$3.15 (3.9375% average annualized return)		$5.70 (7.125% average annualized return)
*In Year 1, a 6.00% per annum interest is paid regardless of the value of the underlying index.  Observation dates are each January 16 and July 16, beginning January 16, 2012.

¡
In Example 1, which represents the worst case scenario possible under the terms of the notes, the underlying index closes at or below the barrier level on every semi-annual observation date and investors do not receive any contingent coupon.  The receipt of a 6.00% per annum interest solely in Year 1 would result in a 0.75% average annualized return over the 8-year term of the notes.

¡
In Example 2, the underlying index fluctuates widely over the term of the notes and investors receive a contingent coupon on one of the semi-annual interest payment dates each year in addition to the guaranteed 6.00% per annum interest during the first year of the issuance of the notes.  This scenario results in a 3.9375% average annualized return over the 8-year term of the notes.

¡
In Example 3, which represents the best case scenario possible under the terms of the notes, the underlying index closes above the barrier level on every semi-annual observation date and investors receive the contingent coupon applicable to each interest payment date in addition to the guaranteed 6.00% per annum interest during the first year of the issuance of the notes.  This scenario results in a 7.125% average annualized return over the 8-year term of the notes.

July 2010	Page 9

Callable Notes with Contingent Coupon Based on the Performance of the S&P 500® Index due July 21, 2018

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement and the accompanying prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the notes.

▪
The notes provide for regular interest payments only during the first year following their issuance.  The terms of the notes differ from those of ordinary debt securities in that they only provide for the regular payment of interest during the one-year period following the original issue date.  After the first year and until maturity, the notes will pay a contingent semi-annual coupon but only if the index closing value of the S&P 500® Index is above 67% of the initial index value, which we refer to as the barrier level, on the related observation date.  If, on the other hand, the index closing value of the underlying index is lower than or equal to the barrier level on the relevant observation date for any interest period, we will pay no coupon on the applicable interest payment date.  If you do not earn sufficient contingent coupons over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪
The contingent coupon is based only on the value of the underlying index on the related semi-annual observation date at the end of the related interest period.  Whether the contingent coupon will be paid on any interest payment date will be determined at the end of the relevant interest period based on the closing value of the underlying index on the relevant semi-annual observation date.  As a result, you will not know whether you will receive the contingent coupon on any interest payment date until near the end of the relevant interest period.  Moreover, because the contingent coupon is based solely on the value of the underlying index on semi-annual observation dates, if the closing value of the underlying index on any observation date is at or below the barrier level, you will receive no coupon for the related interest period even if the level of the underlying index was higher on other days during that interest period.

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The notes are subject to our redemption right.  The term of the notes, and thus your opportunity to earn an above-market coupon if the index closing value of the underlying index is above the barrier level on semi-annual observation dates, may be limited by our right to redeem the notes at our option on any annual redemption date, beginning July 21, 2011.  The term of your investment in the notes may be limited to as short as one year.  If the notes are redeemed prior to maturity, you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

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Market price will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market.  We expect that generally the level of interest rates available in the market and the value of the S&P 500® Index on any day will affect the value of the notes more than any other factors.  Other factors that may influence the value of the notes include:

o	the volatility (frequency and magnitude of changes in value) of the S&P 500® Index,

o	whether the index closing value of the S&P 500® Index has been at or below the barrier level on any observation date,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying index or securities markets generally and which may affect the value of the underlying index,

o	dividend rates on the securities underlying the S&P 500® Index,

o	the time remaining until the notes mature,

o	the availability of comparable instruments, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the stated principal amount of $10 per note if the value of the S&P 500® Index at the time of sale is at or below the barrier level or if market interest rates rise.

You cannot predict the future performance of the S&P 500® Index based on its historical performance.  The value of the underlying index may decrease and be at or below the barrier level on each observation date so that you will receive no

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Callable Notes with Contingent Coupon Based on the Performance of the S&P 500® Index due July 21, 2018

return on your investment aside from the 6.00% per annum coupon that will be paid in the first year following the issuance of the notes.  There can be no assurance that the closing value of the underlying index will be higher than the barrier level on any observation date so that you will receive a coupon payment on the notes for the applicable interest period.  See “Information about the Underlying Index—Historical Information” on page 13.

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The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.  Under the terms of the notes, Morgan Stanley is obligated to return to you the stated principal amount at maturity.  However, as with an ordinary debt security, you are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The notes are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

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The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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Hedging and trading activity by our subsidiaries could potentially affect the value of the notes.  One or more of our subsidiaries expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, therefore, the value at which the underlying index must close on each observation date before you would receive a coupon payment on the notes.  Additionally, such hedging or trading activities during the term of the notes could adversely affect the value of the underlying index on the observation dates and, accordingly, whether we pay a semi-annual coupon on the notes.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  As calculation agent, MS & Co. will determine the initial index value, the barrier level and the payment that you will receive on each interest payment date, upon early redemption or at maturity.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the underlying index, may adversely affect the payout to you at maturity.

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Adjustments to the underlying index could adversely affect the value of the notes.  The publisher of the underlying index may add, delete or substitute the component stocks of the underlying index or make other methodological changes that could change the value of the underlying index.  Any of these actions could adversely affect the value of the notes.  The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor

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Callable Notes with Contingent Coupon Based on the Performance of the S&P 500® Index due July 21, 2018

index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index on any observation date, the determination of whether interest will be payable on the notes on the applicable interest payment date will be based on whether the value of the underlying index based on the closing prices of the stocks constituting the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the underlying index last in effect prior to such discontinuance is less than or equal to the barrier level.

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Callable Notes with Contingent Coupon Based on the Performance of the S&P 500® Index due July 21, 2018

Information about the Underlying Index

The S&P 500® Index.  The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “Description of Notes—The S&P 500® Index” in the accompanying preliminary pricing supplement.

License Agreement between S&P and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. See “Description of Notes—The S&P 500® Index” in the accompanying preliminary pricing supplement.

Historical Information
The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the period from January 1, 2005 through July 9, 2010.  The closing value of the underlying index on July 9, 2010 was 1,077.96.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on the valuation date.

S&P 500® Index	High	Low	Period End
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter (through July 9, 2010)	1,077.96	1,022.58	1,077.96

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